Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-185444, 333-187576, 333-192996 and 333-194683) and Form S-3 (No. 333-199321) of SolarCity Corporation of our report dated April 29, 2014, except for Note 3 and Sale of Capital Stock in Note 1, as to which the date is November 25, 2014, relating to the consolidated balance sheet of Silevo, Inc. as of December 28, 2013, and the related consolidated statements of operations, redeemable convertible preferred stock, stockholders’ deficit, and cash flows for the year then ended, which appears in the Current Report on Form 8-K/A of SolarCity Corporation dated December 3, 2014.

/s/ Frank, Rimerman + Co. LLP

Palo Alto, California

December 3, 2014